2909 Hillcroft, Suite 420
                                                                                    Houston, TX  77057
                                                                                     713-467-2222

June 24, 2016

NEWS RELEASE

Press Contacts:

Rhonda Little
Sales and Marketing Coordinator
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman vREIT XXI Declared Effective by SEC

Hartman vREIT XXI, Inc. (“vREIT XXI”) is proud to announce that its initial public offering of approximately $250,000,000 in common shares was declared effective by the Securities and Exchange Commission on June 24, 2016.

vREIT XXI is a publicly registered, non-traded real estate investment trust which will offer 25,000,000 shares of its common stock at $10.00 per share and up to an additional 2,000,000 shares of its common stock under its distribution reinvestment plan at $9.50 per share.

This is the latest publicly registered, non-traded program from Hartman Advisors. Hartman Advisors’ previous publicly registered non-traded REIT, Hartman Short Term Income Properties XX, Inc., has raised roughly $189 million in equity, and closed to new investments on March 31, 2016.

“Our distribution team is thrilled to bring this new program to the broker-dealer community as an option for their investors who are looking to add a quality, value oriented non-traded REIT investment to their portfolios. We look forward to continuing the many broker-dealer partnerships we have in place today, and beginning new ones,” said Rick Vitale, CFA, President of Hartman Advisors.

Following the long-standing tradition of previous Hartman investment programs, vREIT XXI intends to focus its acquisition activities on value-add office, retail, industrial, and warehouse commercial real estate properties located in Texas.

“Since 1983, Hartman has successfully acquired, managed, and improved value-add properties in major metropolitan areas of Texas, and we look forward to continuing our value-add focus with vREIT XXI,” said Al Hartman, CEO.

The Hartman family of companies manages approximately $600 million of commercial real estate assets in Texas on behalf of multiple investment programs and thousands of retail investors.

About Hartman vREIT XXI, Inc.

Hartman vREIT XXI, Inc. is a Texas-centric REIT which intends to purchase properties located in Dallas/Ft. Worth, Houston, and San Antonio. For additional information about vREIT XXI, please visit www.HartmanREITs.com or call Rick Vitale, CFA at 651-491-3693.

This material contains forward-looking statements regarding the business and financial outlook of vREIT XXI and its advisor that are based on management's current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those  expressed in these statements,  and  you  should  not place undue  reliance  on any such  statements. A number of important factors could cause actual results to differ from the statements contained in this material.  Forward-looking statements speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue as a result of subsequent events.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Ste. 100, Kingwood, TX  77339. (832) 644-1852.